                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                AGCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

                                                     PRELIMINARY PROXY MATERIALS



                                   [AGCO LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2002

         The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096 on Thursday, April 25, 2002, at 9:00 a.m., local time, for the following purposes:

         1. To elect three directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

         2. To approve the Amended and Restated Certificate of Incorporation of AGCO Corporation; and

         3. To transact any other business which may properly be brought before the meeting.

         The Board of Directors has fixed the close of business on March 15, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. During the period from April 16, 2002 until the annual meeting, a list of stockholders as of the close of business on March 15, 2002 will be available at the location of the meeting, for examination during normal business hours by any stockholder.

         WE URGE YOU TO MARK AND EXECUTE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                    By Order of the Board of Directors



                                    ROBERT J. RATLIFF
                                    Chairman of the Board, President and
                                    Chief Executive Officer


Atlanta, Georgia
March 29, 2002

                                AGCO CORPORATION

                             -----------------------

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2002

                             -----------------------

                          INFORMATION REGARDING PROXIES

         This proxy solicitation is made by the Board of Directors (the "Board of Directors" or the "Board") of AGCO Corporation (the "Company"), which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

         If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors or for or against the other proposals on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy cared signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

         The enclosed form of proxy card is solicited by the Board of Directors of the Company and the cost of solicitation of proxies will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation may also be made personally or by telephone or telegram by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxies for fees which the Company expects would not exceed $25,000.

         This proxy statement and form of proxy are first being sent to stockholders on or about April 1, 2002. The Company's 2001 Summary Annual Report to its stockholders and its annual report on Form 10-K for the 2001 fiscal year are also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report to Stockholders."

                                  VOTING SHARES

         Only stockholders of record as of the close of business on March 15, 2002, are entitled to notice of and to vote at the annual meeting to be held on April 25, 2002 (the "Annual Meeting"). On March 15, 2002, the Company had outstanding 74,224,683 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights are authorized, and dissenters' rights for stockholders are not applicable to the matters being proposed.

QUORUM REQUIREMENT

         A quorum of the Company's stockholders is necessary to hold a valid meeting. The Company's Bylaws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker "non-votes" will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

VOTE NECESSARY FOR THE ELECTION OF DIRECTORS

         Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if it does not receive voting instructions from you.

VOTE NECESSARY FOR APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         Approval of the Amended and Restated Certificate of Incorporation of the Company requires the affirmative vote of a majority of the votes of the outstanding shares of Common Stock of the Company. Withheld votes and abstentions have the same effect as a vote against. Under the New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if it does not receive voting instructions from you.

OTHER MATTERS

         With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, withheld votes and abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

         The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect three directors to serve as Class I directors. The Governance Committee has recommended, and the Board of Directors has nominated, the three individuals named below to serve as Class I directors until the annual meeting in 2005 or until their successors have been duly elected and qualified.

         On January 4, 2002, the Company was saddened by the deaths of John M. Shumejda, who was serving as a Director and the Chief Executive Officer and President of the Company, and Edward R. Swingle, the Company's Senior Vice President of Sales and Marketing. Mr. Shumejda was a Class I director and his term as a director would have expired at the Annual Meeting. Following Mr. Shumejda's death, the Board of Directors appointed Robert J. Ratliff, the Executive Chairman of the Board, to serve as the Company's President and Chief Executive Officer. In addition, the Board of Directors reduced the number of directors from eleven to ten and the number of Class I directors from four to three.

         The following is a brief description of the business experience of each of the three nominees for Class I directorship:

         WOLFGANG DEML, age 56, has been a Director of the Company since February 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently Vice President of the German Raiffeisen Organization; Executive

Officer of the Austrian Raiffeisen Organization; a member of the Supervisory Board of MAN Nutzfahrzeuge AG; a member of the Advisory Committee of Allianz AG; a member of the Supervisory Board of VK Muhlen AG; a member of the Supervisory Board of the Landwirtschaftliche Rentenbank Frankfurt; and a member of the Supervisory Board of Raiffeisen Ware Austria.

         ANTHONY D. LOEHNIS, age 66, has been a Director of the Company since July 1997. Mr. Loehnis has been a director of St. James's Place Capital plc since July 1993 and Chairman of its J. Rothschild International Assurance plc subsidiary since December 1995. Mr. Loehnis also serves as Non-Executive Director of Tokyo-Mitsubishi International plc and Alpha Bank London Limited. Previously, from 1989 to 1992, Mr. Loehnis was a director of S. G. Warburg Group plc, and, from 1981 to 1989, Mr. Loehnis was Executive Director of the Bank of England in charge of international affairs.

         DAVID E. MOMOT, age 64, has been a Director of the Company since August 2000. Over his 30 year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President - European Operations G.E. Lighting, President and Chief Executive Officer - BG Automotive Motors, Inc. and, most recently, Vice President and General Manager - Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

         Each of these nominees has indicated a willingness to serve on the Board of Directors of the Company. If any of the nominees shall become unable to serve, the persons named on the enclosed proxy card may exercise their discretion to vote for any substitute nominee or nominees proposed by the Board of Directors. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Because the Company has not received such notice as provided under its Bylaws, nominees other than those proposed by the Board of Directors will not be accepted.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

         The seven individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2003 and 2004, as indicated.

         Directors who are continuing in office as Class II Directors whose terms expire at the annual meeting in 2003 are listed below:

         HENRY J. CLAYCAMP, age 70, has been a Director of the Company since June 1990. Mr. Claycamp has been President of MOSAIX Associates management consulting since 1985. From 1973 to 1982, Mr. Claycamp was Vice President of Corporate Planning and Vice President of Corporate Marketing for International Harvester Company. Previously, Mr. Claycamp held professorial positions at Stanford University, Purdue University and the Massachusetts Institute of Technology.

         WOLFGANG SAUER, age 71, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult -- Wolfgang Sauer & Associates S/C Ltda., an international consulting firm based in Brazil since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board of SP Trans -- Sao Paulo Transporte and on the board or administrative council of Iochpe-Maxion S.A, Hannover Seguros S.A., Atlas Copco do Brasil Ltda., Icatu Holding, and WTC-World Trade Center -- Sao Paulo. He is also honorary president of the Council of Brazil-German Chambers of Industry and Commerce. From 1970 to March 1987, Dr. Sauer served as President and

Chief Executive Officer of Volkswagen for its operations in Argentina and Brazil, and served as President and Chief Executive Officer of the Ford-Volkswagen joint-venture, Autolatina, in such countries from March 1987 to November 1990. In February 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil. Since 2002, he has been a member of the Advisory Council of the United Nations Global Compact.

         HENK VISSER, age 57, has been a Director of the Company since April 2000. Mr. Visser is Chief Financial Officer of NUON N.V. Currently, Mr. Visser is Chairman of Bever Holding N.V., Royal Huisman Shipyards N.V., and serves on the boards of Sobel N.V., Friesland Bank N.V. Foundation OPG N.V. and is Chairman of the alumni of the economics faculty at Free University. Mr. Visser has served on the boards of major international corporations and institutions including the Amsterdam Stock Exchange, Amsterdam Institute of Finance and International Farm Management Association.

         Directors who are continuing in office as Class III Directors whose terms expire at the annual meeting in 2004 are listed below:

         W. WAYNE BOOKER, age 66, has been a Director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 to 2001. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Mr. Booker currently service on the boards of several international councils.

         GERALD B. JOHANNESON, age 61, has been a Director of the Company since April 1995. Mr. Johanneson has been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994.

         CURTIS E. MOLL, age 62, has been a Director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.

         ROBERT J. RATLIFF, age 70, is currently the President and Chief Executive Officer of the Company, positions he undertook following the death of Mr. Shumejda in January 2002. In addition, Mr. Ratliff has served as the Executive Chairman of the Board of Directors since January 1999, the Chairman of the Board of Directors since August 1993, and a Director since June 1990. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996. Mr. Ratliff is also a director of the National Association of Manufacturers and the Equipment Manufacturers Institute. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

             BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

         During 2001, the Board of Directors held seven meetings. Each nonemployee director receives a retainer fee of $30,000 per annum, $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an annual retainer of $4,000 and an additional fee of $500 for each committee meeting attended. The Company pays the Chairman of the Executive Committee of the Board, Mr. Claycamp in 2001 and Mr. Booker in 2002, an annual fee in lieu of the retainer fee of $60,000. In 2001, the Company paid Mr. Claycamp an annual fee of $120,000 for serving as a marketing consultant to the Company and Mr. Momot an annual fee of $120,000 for serving as a manufacturing consultant to the Company. The Company does not currently have any consulting arrangements with directors. In addition to the above fees, each non-employee director receives a grant of 5,000 shares under the Company's 2001 Stock Option Plan at the time he is elected or reelected to the Board with an exercise price equal to the stock price at the date of grant. In addition, each non-employee director participates in the Nonemployee Director Stock Incentive Plan (described below) and is reimbursed for 50% of the fees paid by the director for personal estate planning consulting by third parties. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees.

NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

         The AGCO Corporation Nonemployee Director Stock Incentive Plan (the "Director Plan") provides additional opportunities for nonemployee directors to earn shares of the Company's Common Stock if performance goals (measured solely by increases in the price of the Common Stock) are met. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock which can be earned during a three year performance period. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three year performance period or before the participant's departure from the Board of Directors for any reason, whichever comes first, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash bonus payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. In addition, the participant may elect to forfeit a portion of an earned award in order to fully satisfy the tax obligation which is payable at the time the shares and the related cash bonus are earned. The number of shares of common stock forfeited is equal to the value of the participant's tax liability net of the cash bonus.

         As of March 1, 2002, there were awards totaling 46,000 shares outstanding under the Director Plan, of which 500 shares were not earned and 44,780 shares had been earned but not vested.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has delegated certain functions to the following standing committees of the Board:

                  The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company's Certificate of Incorporation or Bylaws. The Executive Committee held one meeting in 2001 and is currently composed of Messrs. Booker (Chairman), Johanneson, Moll, Ratliff and Sauer.

                  The Audit Committee's functions are to recommend for appointment by the Board of Directors a firm of independent certified public accountants to act as auditors for the Company and to meet with the auditors to review the scope, preparation and results of the Company's audits, to review the Company's internal accounting and financial controls and to consider other matters relating to the financial reporting process and safeguarding of the Company's assets. The Audit Committee held six meetings in 2001 and is currently composed of Messrs. Booker, Loehnis, Moll (Chairman), Momot and Visser. The report of the Audit Committee is set forth under the caption "--Audit Committee Report."

                  The Compensation Committee's functions are to review, approve, recommend and report to the chief executive officer and the Board of Directors matters regarding the compensation of the Company's chief executive officer and other key executives, compensation levels or plans affecting the compensation of the Company's other employees and administration of the Company's Management Incentive Compensation Plan, the 2001 Stock Option Plan, the Long-Term Incentive Plan and the Director Plan. The Compensation Committee held five meetings in 2001 and is currently composed of Messrs. Booker, Deml, Johanneson (Chairman), Sauer and Visser. The report of the Compensation Committee is set forth under the caption "--Compensation Committee Report on Executive Compensation."

                  The Governance Committee plays a central role in planning the size and composition of the Board of Directors, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, evaluating Board performance and recommending action to improve corporate governance. The Governance Committee expects to be able to identify from its own resources the names of qualified nominees but will accept recommendations of individuals to be considered as nominees from stockholders. The Company's Bylaws provide that nominations from the floor of persons other than the nominees proposed by the Board of Directors will not be accepted unless the stockholder has provided certain information concerning proposed nominees to the Company in writing no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Governance Committee held two meetings in 2001 and is currently composed of Messrs. Claycamp (Chairman), Deml, Loehnis and Moll.

                  The Succession Planning Committee's function is to ensure a continued source of capable, experienced managers is present to support the Company's future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held seven meetings in 2001 and is currently composed of Messrs. Claycamp, Johanneson, Momot, Ratliff and Sauer (Chairman).

         During fiscal 2001, each director attended at least 75% of the aggregate of the number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Messrs. Visser and Booker who each attended 67% of all meetings,

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2001, Messrs. Booker, Deml, Johanneson, Sauer and Visser served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2001.

                                PROPOSAL NUMBER 2

        APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         In February 2002, the Board of Directors unanimously approved, subject to stockholder approval, an Amended and Restated Certificate of Incorporation (the "New Certificate"). The New Certificate would amend and restate the existing Certificate of Incorporation, as previously amended (the "Existing Certificate"), to consolidate all of the previous amendments to the original Certificate of Incorporation in one document and to make certain other technical amendments to the Existing Certificate. The original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on April 22, 1991, and established the corporate existence of the Company.

         The New Certificate would make the following amendments:

         - Amend the purpose of the Company to reflect current Delaware corporate practice;
         - Eliminate the classes of preferred stock that were at one point issued but since have been retired;
         - Consolidate certificates filed in connection with prior merger transactions, which certificates had the effect of amending the Certificate of Incorporation; and
         - Make minor changes intended to clarify the wording of the Certificate of Incorporation.

         The text of the New Certificate is attached as Appendix A. The Company urges each stockholder to carefully read the New Certificate in its entirety before voting.

ANALYSIS OF THE PROPOSAL

         The principal purpose of the amendment and restatement of the Company's Certificate of Incorporation is to simplify the Company's Certificate of Incorporation by consolidating various amendments and eliminating obsolete provisions of the Existing Certificate. The Board does not consider any of the changes effected by this Proposal to be material, nor does the Board anticipate that any of these changes will affect the governance, business, operations or prospects of the Company.

         The summary of the New Certificate that appears below is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation in Appendix A.

         CORPORATE PURPOSE. The Existing Certificate provides, in the Third Article, a long litany of specific activities in which the Company may engage. Rather than listing out any specific activities, the New Certificate would provide, in the Third Article, that "[t]he purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware." The wording of the proposed new purpose clause in the New Certificate follows the wording of the General Corporation Law of Delaware more closely than the purpose clause of the Existing Certificate. The Board believes that the new purpose clause would allow the Company to engage in activities to the maximum extent permitted under Delaware law.

         ELIMINATION OF CLASSES OF PREFERRED STOCK. The New Certificate eliminates all references to classes of preferred stock of the Company that were once issued but since have been retired. The only class of preferred stock retained in the New Certificate is the Junior Cumulative Preferred Stock, which is the only class of preferred stock that currently is authorized under the Existing Certificate. The Board believes that the elimination of references to the now retired preferred stock will eliminate confusion that may be created by the prior amendments to the Existing Certificate that established and then retired those classes of preferred stock. The amendments in the New Certificate would not preclude the Board of Directors from authorizing and issuing additional series of preferred stock in the future.

         ELIMINATION OF PRIOR CERTIFICATES OF MERGER. The Existing Certificate has been amended by certificates filed in connection with prior merger transactions. In each of these mergers, wholly owned subsidiaries of the Company or holding companies have merged into the Company, with the Company being the surviving corporation. The New Certificate would consolidate the effects of these merger certificates and eliminate reference to the non-surviving corporations. The Board believes that the consolidation of these certificates would simplify the Existing Certificate and eliminate confusion that may be caused by the existence of certificates of merger as part of the Existing Certificate.

         If the stockholders approve the New Certificate described above, the Company will file the New Certificate with the Secretary of State of the State of Delaware shortly after the Annual Meeting. The New Certificate will become effective upon filing with the Delaware Secretary of State.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AGCO CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                                 OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the approval of the amended and restated certificate of incorporation. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

                        PRINCIPAL HOLDERS OF COMMON STOCK

         The following table sets forth certain information as of March 15, 2002 regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company's Common Stock.

                                                                        AMOUNT AND
                                                                          NATURE        PERCENT
         NAME AND ADDRESS                                              OF BENEFICIAL      OF
         OF BENEFICIAL OWNER                                             OWNERSHIP      CLASS(1)
         -------------------                                           -------------    --------
         Forstmann-Leff Associates, LLC(2)
             590 Madison Avenue
             New York, New York 10022...........................          8,541,072      11.5%

         Massachusetts Financial Services(3)
             500 Boylston Street
             Boston, Massachusetts  02116.......................          4,576,140       6.2%

         Dimensional Fund Advisors, Inc.(4)
             1299 Ocean Avenue, 11th Floor
             Santa Monica, CA 90401.............................          4,178,696       5.6%

         Wellington Management Company, LLP(5)
             75 State Street
             Boston, Massachusetts  02109.......................          4,019,200       5.4%

--------------

(1)      Based on 74,224,683 shares of Common Stock outstanding on March 15,
         2002.
(2) Based on the Amendment No. 3 to Schedule 13G filed on February 14, 2002. Includes shares beneficially owned by FLA Asset Management, LLC, FLA Advisers LLC, and Forstmann-Leff International, LLC.
(3)      Based upon Amendment No. 1 to Schedule 13G filed on February 11, 2002.
(4) Based upon the Amendment to Schedule 13G filed on January 30, 2002. Dimensional Fund Advisors Inc. ("Dimensional") is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." All securities reported in the Schedule 13G filed by Dimensional on January 30, 2002 are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(5) Based upon Schedule 13G filed on February 14, 2002. Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own the shares of the Company which are held of record by clients of Wellington Management Company, LLP.

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock by the Company's directors, the Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers (excluding Mr Shumejda and Mr. Swingle - See note (6) below) and all executive officers and directors as a group, all as of March 15, 2002. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

                                                                               AMOUNT AND
                                                                                NATURE OF
                                                                               BENEFICIAL
                                                                                OWNERSHIP  PERCENT OF
       NAME OF BENEFICIAL OWNER                                                 (1)(2)(3)   CLASS(4)
       ------------------------                                                ----------- ----------
       Robert J. Ratliff (5)............................................          355,954        *
       W. Wayne Booker..................................................            6,000        *
       Henry J. Claycamp................................................           17,252        *
       Wolfgang Deml....................................................            6,000        *
       Gerald B. Johanneson.............................................           16,500        *
       Anthony D. Loehnis...............................................            9,000        *
       Curtis E. Moll...................................................            9,000        *
       David E. Momot...................................................            3,500        *
       Wolfgang Sauer...................................................            9,000        *
       Henk Visser......................................................            7,000        *
       Norman L. Boyd...................................................           46,023        *
       Donald R. Millard................................................           80,998        *
       All executive officers and directors
         as a group (18 persons)........................................          846,367      1.1%

--------------

(*)      Less than one percent.
(1) Includes shares which may be purchased upon exercise of options which are exercisable as of March 15, 2002 or become exercisable within 60 days thereafter, for the following individuals: Mr. Ratliff -- 9,000; Mr. Claycamp -- 3,000; Mr. Johanneson -- 7,000; Mr. Moll -- 5,000; Mr. Visser -- 3,000; Dr. Sauer -- 3,000; Mr. Boyd -- 5,200; all executive officers and directors as a group -- 49,200.
(2) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Long-Term Incentive Plan by the following individuals: Mr. Boyd-- 40,823; Mr. Millard-- 80,998; all executive officers and directors as a group-- 324,161.
(3) Includes the following numbers of restricted shares of the Company's Common Stock earned under the Director Plan by the following individuals: Mr. Booker -- 4,000; Mr. Claycamp-- 5,280; Mr. Deml-- 6,000; Mr. Johanneson-- 6,000; Mr. Loehnis-- 6,000; Mr. Moll-- 4,000;
         Mr. Momot-- 3,500; Dr. Sauer-- 6,000; Mr. Visser-- 4,000; all executive officers and directors as a group-- 44,780.
(4) Any securities not outstanding which are subject to options which are exercisable as of March 15, 2002 or become exercisable within 60 days thereafter are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person. Based on 74,224,683 shares of Common Stock outstanding on March 15, 2002.
(5) Includes 2,742 shares of Common Stock owned by Mr. Ratliff's wife, 200,000 shares of Common Stock beneficially owned by Mr. Ratliff as trustee of the Robert J. Ratliff Charitable Remainder Unitrust and 68,360 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff is a member of the general partner company, but does not control the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.
(6) As of January 4, 2002, Mr. Shumejda and Mr. Swingle had beneficial ownership of 278,522 shares and 199,723 shares, respectively, representing less than one percent of the outstanding shares on March 15, 2002.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the years ended December 31, 2001, 2000 and 1999, the cash and noncash compensation paid to or earned by Robert J. Ratliff, who served as Chairman and Chief Executive Officer until February 1999 and as Executive Chairman thereafter, and since the death of Mr. Shumejda on January 4, 2002, has served as Chief Executive Officer, and the four other most highly compensated executive officers of the Company during 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     -------------
                                                 ANNUAL COMPENSATION                    AWARDS
                                  ------------------------------------------------   -------------
                                                                      OTHER ANNUAL     RESTRICTED      ALL OTHER
           NAME AND                                                   COMPENSATION    STOCK AWARDS   COMPENSATION
      PRINCIPAL POSITION          YEAR       SALARY     BONUS($)(3)      ($)(4)          ($)(5)          ($)(6)
    ----------------------        ---     -----------   -----------   ------------   -------------   -------------
    Robert J. Ratliff --          2001     $1 000,000    $      --      $ 82,525      $  311,200        $  4,800
    President, Chief Executive    2000      1,000,000           --        25,200              --           4,800
    Officer and Executive         1999      1,000,000           --        12,500              --          19,243
    Chairman of the Board

    John M. Shumejda(1) --        2001        649,704      227,396       520,453         255,635          16,556
    Former President and Chief    2000        607,200      524,924       883,261              --          32,156
    Executive Officer until       1999        486,036           --       942,440              --          94,070
    January 4, 2002

    Edward R. Swingle(1) --       2001        305,000      205,875       219,567         191,326          40,535
    Former Senior Vice            2000        290,872      251,459       385,524              --          43,119
    President,
    Sales and Marketing,          1999        258,154           --       456,131              --          38,031
    North and South America
    until January 4, 2002

    Norman L. Boyd --             2001        252,888       75,993       187,714         155,600          26,891
    Senior Vice President,        2000        233,731      202,060       151,904              --          29,091
    Corporate Development         1999        212,483           --        78,042              --           8,879

    Donald R. Millard(2) --       2001        350,016      122,500        93,300         233,250          21,195
     Senior Vice President,       2000         71,798       62,069            --              --           2,154
    Chief Financial Officer       1999             --           --            --              --              --

--------------
(1) Mr. Shumejda's and Mr. Swingle's compensation is also discussed because they served as executive officers of the Company throughout the year ended December 31, 2001, and until their deaths on January 4, 2002.
(2) Mr. Millard joined the Company in October 2000 as Senior Vice President and Chief Financial Officer.
(3) For Messrs. Shumejda, Swingle, Boyd and Millard, bonus includes payments of bonuses earned under the Company's Management Incentive Compensation Plan which are made in the subsequent fiscal year. Under the terms of Mr. Ratliff's employment contract, effective August 15, 1995, Mr. Ratliff no longer participates in the Company's Management Incentive Compensation Plan.
(4) Other Annual Compensation includes cash payments made pursuant to the terms of the LTIP designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards ("LTIP Cash Payments"). LTIP Cash Payments for the past three years were as follows: Mr. Shumejda -- $509,987 in 2001, $873,480 in 2000, and $935,609 in 1999; Mr. Swingle -- $216,622 in 2001,
         $382,579 in 2000 and $453,186 in 1999; Mr. Boyd -- $185,502 in 2001,
         $150,329 in 2000 and $76,467 in 1999; Mr. Millard -- $93,300 in 2001.
         Other Annual Compensation also includes 3% of the executive's salary that exceeds the maximum compensation limits under the Company's 401(k) savings plan. Other Annual Compensation for Mr. Ratliff in 2001 also includes the benefit for personal use of an airplane and automobile leased by the Company in the amount of $70,025.
(5) Restricted Stock Awards represents restricted shares of Common Stock of the Company pursuant to the Company's Long-term Incentive Plan ("LTIP"). At March 15, 2002, the number and value of the aggregate shares of restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Boyd, 40,823 shares with a value of $886,676; and Mr. Millard, 80,998 shares with a value of $1,759,277 Awards earned under the LTIP by Mr. Ratliff have no restrictions.

(6) All Other Compensation for 2001 includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Shumejda -- $11,756; Mr. Swingle -- $35,735; Mr. Boyd -- $22,091 and Mr. Millard -- $16,395, and (ii)
         contributions to the Company's 401(k) Savings Plan in the amount of $4,800 for Messrs. Ratliff, Shumejda, Swingle, Boyd and Millard.

STOCK OPTIONS

         The Company did not grant any stock options pursuant to the Company's 1991 Stock Option Plan or the Company's 2001 Stock Option Plan, which replaced the 1991 Stock Option Plan in April 2001, during the fiscal year ended December 31, 2001, to any of the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company's Option Plan for the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND
                          FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     SHARES                       DECEMBER 31, 2000(#)         DECEMBER 31, 2000($)(1)
                                   ACQUIRED ON    VALUE         ---------------------------   ---------------------------
NAME                               EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   -----------    -----------   -------------   -----------   ------------
Robert J. Ratliff .......            $ --           $ --            9,000           --          $119,520        $ --
John M. Shumejda ........              --             --               --           --                --          --
Edward R. Swingle .......              --             --               --           --                --          --
Norman L. Boyd ..........              --             --            5,200           --          $  5,756          --
Donald R. Millard .......              --             --               --           --                --          --


-------------
(1) Based on the market price of the Company's Common Stock on December 31, 2001 ($15.78), less the exercise price of "in-the-money" options.

EMPLOYMENT CONTRACTS

         The Company currently has employment contracts with Mr. Ratliff, Mr. Boyd and Mr. Millard. The employment contracts provide for base salaries at the following rates per annum: Mr. Ratliff-- $1,000,000; Mr. Boyd-- $252,890; and Mr. Millard-- $350,000. Mr. Ratliff's contract expires in 2003. Additional details about Mr. Ratliff's contract are discussed in the section entitled "Compensation of the Chairman of the Board and Chief Executive Officer" under the heading "Compensation Committee Report on Executive Compensation." Mr. Boyd's and Mr. Millard's employment contracts continue in effect until terminated in accordance with the terms of the contract.

         Mr. Shumejda and Mr. Swingle also had employment contracts in effect with the Company during 2001. The employment contracts provided for base salaries at the following rates per annum: Mr. Shumejda-- $680,000; Mr. Swingle-- $330,000.

         With the exception of Mr. Ratliff's contract, in addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Company's Management Incentive Compensation Plan (the "Management Incentive Compensation Plan"). See "Compensation Committee Report on Executive Compensation." The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

         THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS OR PERFORMANCE GRAPH BY REFERENCE IN ANY SUCH DOCUMENT.

                             AUDIT COMMITTEE REPORT

To the Board of Directors:

         The Audit Committee consists of the following members of the Board of
Directors: Curtis E. Moll (Chairman), W. Wayne Booker, Anthony D. Loehnis, David
E. Momot, Henk Visser. Each of the members is "independent" as defined by the New York Stock Exchange.

         Management is responsible for the Company's internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

         We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

         We have discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

         We have also considered whether the provision of services provided by Arthur Andersen LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, is compatible with maintaining Arthur Andersen LLP's independence.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Fees

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year 2001, subsidiary statutory audits and the reviews of the financial statements included in the Company's Form 10-Q during such fiscal year were $1,430,000.

Financial and Operational Information Systems Design and Implementation Fees

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered for financial and operational information systems design and implementation for fiscal year 2001 were $2,066,211.

All Other Fees of Arthur Andersen LLP

         The aggregate fees billed by Arthur Andersen LLP for professional services rendered other than audit fees and financial and operational information systems design and implementation fees above were $1,895,102. These fees were primarily for services associated with tax planning and compliance, internal audit and securities filings. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

         In past years, the Audit Committee has recommended the appointment of independent public accountants for the current year to the Board of Directors, which in turn would approve such appointment prior to the annual meeting of stockholders. Arthur Andersen LLP has served as the Company's independent auditors since 1990. This year, in light of the events surrounding Arthur Andersen LLP, the Company has not yet selected independent public accountants to perform the audit of the 2002 financial statements. The Audit Committee will continue to monitor the situation carefully and to gather additional information. The Audit Committee intends to make a decision with respect to the appointment of the Company's independent public accountants for 2002 that we believe to be in the best interests of the Company and its stockholders. The Board of Directors is expected to approve the auditors for 2002 based on a recommendation of the Audit Committee.

         The foregoing report has been furnished by the Audit Committee of the Company's Board of Directors.

                  Curtis E. Moll, Chairman
                  W. Wayne Booker
                  Anthony D. Loehnis
                  David E. Momot
                  Henk Visser


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation plans and policies for the Company's executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chairman, President and Chief Executive Officer and each of the other executive officers as well as directors of the Company. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

EXECUTIVE OFFICER COMPENSATION POLICIES

         The objectives of the Company's executive compensation program are to:

         -        Support the achievement of desired Company performance.

         - Provide compensation that will attract and retain superior talent and reward performance.

         - Align the executive officers' interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company's Common Stock.

         Section 162(m) of the Internal Revenue Code disallows a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company's Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is "performance-based," as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee's policy is to design and administer the Company's executive officer compensation program to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

         The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

         The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. The Chairman, President and Chief Executive Officer and the other Named Executive Officers during 2001 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the Company's Long-Term Incentive Plan, the Supplemental Executive Retirement Plan and various benefits, including medical and savings plans which are generally available to employees of the Company.

  Base Salary

         Base salaries for the Company's key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company's executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

  Incentive Compensation

         The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Compensation Plan, bonuses are paid based on the executive officer's performance and the performance of the entire Company. The purpose of the Management

Incentive Compensation Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer's base salary. The corporate objectives are set at the beginning of each year and must comprise at least 50% of the individual's objectives, with Mr. Millard's objectives based entirely upon corporate performance. For the year ended December 31, 2001, the corporate objectives were based on targets for earnings per share and free cash flow. Mr. Ratliff does not participate in the Management Incentive Compensation Plan.

         The incentive compensation under the Management Incentive Compensation Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

         In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

  Long-Term Incentive Plan

    The LTIP is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The plan is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

    The LTIP provides opportunities for participants to earn shares of the Company's Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) are met. The LTIP operates over a five-year performance period. Under the LTIP, each participant receives a contingent allocation of shares which can be earned during the specific five-year performance period. The size of the participant's total share allocation is based on the Compensation Committee's evaluation of the participant's ability to contribute to the Company's overall performance and is established to provide a long-term incentive opportunity which is competitive with the practices of a cross-section of U.S. industrial companies. If the share allocation is not fully earned during the performance period, any remaining opportunity is forfeited. The share allocation is earned in increments for each 20% increase in average stock price (with the average calculated over 20 consecutive trading days) over the base price established by the Compensation Committee. Accordingly, the stock price must double during a five-year period for the full allocation to be earned.

         For all restricted stock awards prior to 2000, earned shares were issued to the participant in the form of restricted stock which generally carried a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth, and fifth year after each award is earned. During the non-transferability period, participants are restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant's tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant's tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

  Stock Option Program

         The Company maintains the AGCO Corporation 2001 Stock Option Plan as a long-term incentive for key employees who do not participate in the LTIP and directors. In April 2001, the Company replaced the original 1991 Option Plan with the 2001 Option Plan. The objective of the plan is similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock.

         The 2001 Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

   Supplemental Executive Retirement Plan

         The Supplemental Executive Retirement Plan ("SERP") provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive's social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.

  Other Benefits

         The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $160,000 which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive's salary and level of responsibility. In addition, the Company enables its directors to participate in the Company's medical plans.

Compensation of the Executive Chairman of the Board and Chief Executive Officer

         Throughout 2001, Mr. Ratliff served as Executive Chairman of the Board his 1995 employment contract, which was approved by the Compensation and Executive Committees of the Board of Directors. Under the employment contract, Mr. Ratliff's compensation is principally comprised of a base salary and restricted stock awards which are tied to stock performance. Mr. Ratliff's total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

         The employment contract provides Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflects the discontinuance of Mr. Ratliff's participation in the Company's Management Incentive Compensation Plan and recognition of the Company's past performance and growth. Under Mr. Ratliff's leadership, the Company has grown substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

         In February 2000, Mr. Ratliff was granted 200,000 contingent shares which could be earned under the LTIP during a five-year performance period. For the grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $23.75 for a 20-day period. As of March 15, 2002, Mr. Ratliff has earned 90,000 shares under the February 2000 grant, of which 15,998 shares were forfeited to satisfy tax liabilities on the earned shares and related cash bonus. Under the terms of Mr. Ratliff's employment contract, all shares earned by Mr. Ratliff pursuant to the LTIP carry no restrictions.

         Throughout 2001, Mr. Shumejda served as President and Chief Executive Officer under an employment contract dated January 1, 1996, Mr. Shumejda's compensation was principally comprised of a base salary of $649,704 per annum, participation in the Management Incentive Compensation Plan and restricted stock awards pursuant to the LTIP. Mr. Shumejda's total compensation was based on a comparison to a peer group of companies with similar size, complexity and performance. In February 2000, Mr. Shumejda was granted 250,000 contingent shares which could be earned under the LTIP during a five-year performance period. Mr. Shumejda earned 25,000 shares under the February grant, of which 8,571 shares were forfeited to satisfy tax liabilities on the earned shares and related cash bonus. Upon his death, the restrictions on transfer of shares earned under the LTIP were removed in accordance with the provisions of the LTIP.

         The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

         The foregoing report has been furnished by the Compensation Committee of the Company's Board of Directors.

                  Gerald B. Johanneson, Chairman
                  W. Wayne Booker
                  Wolfgang Deml
                  Wolfgang Sauer
                  Henk Visser

                                PERFORMANCE GRAPH

         The graph shown below is a line graph presentation of the Company's cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index.

                        COMPARISON OF STOCKHOLDER RETURN*
                AMONG AGCO CORPORATION, S&P MID-CAP 400 INDEX AND
                       S&P MACHINERY -- DIVERSIFIED INDEX

                                     [GRAPH]

---------------------------------------------------------------------------------------------------------------------------
               12/96   3/97  6/97   9/97   12/97  3/98   6/98   9/98   12/98  3/99   6/99   9/99   12/99  3/00   6/00   9/00
----------------------------------------------------------------------------------------------------------------------------

AGCO
Corporation    $100   $ 97   $126   $111   $102   $104   $ 72   $ 23   $ 28   $ 23   $ 40   $ 46   $ 47   $ 40   $ 43   $ 42
----------------------------------------------------------------------------------------------------------------------------
S&P Mid-Cap
400             100     99    113    131    132    147    144    123    157    147    168    154    180    203    197    221
----------------------------------------------------------------------------------------------------------------------------
S&P
Machinery
-Diversified    100    101    127    132    128    140    125     88     97     99    125    114    112     98     90     87
----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------
              12/00  3/01   6/01   9/01   12/01
------------------------------------------------
AGCO
Corporation   $ 43   $ 34   $ 32   $ 32   $ 56
------------------------------------------------
S&P Mid-Cap
400            212    189    214    179    211
------------------------------------------------
S&P
Machinery
-Diversified   115    102    110     99    120
------------------------------------------------



------------
* Assumes $100 invested in the Company's Common Stock as of December 31, 1996. Assumes the investment of the same amount as of December 31, 1996 for the S&P Mid-Cap 400 Index and the S&P Machinery -- Diversified Index. Total return includes reinvestment of dividends. Returns for the Company are not necessarily indicative of future performance.

                               EXECUTIVE OFFICERS

         The following table sets forth information as of March 15, 2002, with respect to each person who is an executive officer of the Company.

NAME                                                  AGE    POSITIONS
----                                                  ---    ---------
Robert J. Ratliff................................      70    Executive Chairman of the Board, President and
                                                             Chief Executive Officer
Garry L. Ball....................................      54    Senior Vice President - Engineering and
                                                             Product Development
Norman L. Boyd...................................      58    Senior Vice President - Corporate Development
Stephen D. Lupton................................      57    Senior Vice President, General Counsel and
                                                             Secretary
Donald R. Millard................................      54    Senior Vice President and Chief Financial
                                                             Officer
James M. Seaver..................................      55    Senior Vice President - Sales and Marketing,
                                                             Worldwide
Brian C. Truex...................................      42    Senior Vice President - Manufacturing
                                                             Technologies and Quality
Adri Verhagen....................................      60    Senior Vice President - Special Projects


         For a description of Messrs. Ratliff's business experience, see "Proposal Number 1 - Election of Directors."

         Garry L. Ball has been Senior Vice President - Engineering and Product Development since June 2001. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was employed as Vice President of Construction Equipment New Product Development at CNH Global N.V. Prior to that assignment, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

         Norman L. Boyd has been Senior Vice President - Corporate Development for the Company since October 1998. Mr. Boyd was Vice President of Europe/Africa/Middle East Distribution from February 1997 to September 1998, Vice President of Marketing, Americas from February 1995 to February 1997 and Manager of Dealer Operations from January 1993 to February 1995.

         Stephen D. Lupton has been Senior Vice President and General Counsel for the Company since June 1999. Mr. Lupton was Vice President of Legal Services, International from October 1995 to May 1999, and Director of Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

         Donald R. Millard has been Senior Vice President and Chief Financial Officer since October 2000. Mr. Millard was previously President, Chief Executive Officer and a director of Matria Healthcare, Inc. from October 1997 until October 2000. From October 1997 to October 1999, Mr. Millard served as Chief Financial Officer of Matria Healthcare. Mr. Millard also served as Senior Vice President - Finance, Chief Financial Officer and Treasurer of Matria Healthcare from March 1996 until October 1997. Mr. Millard is a director of First Union Bank, Atlanta, Georgia, Coast Dental Services, Inc. and American HomePatient, Inc.

         James M. Seaver has been Senior Vice President - Sales and Marketing Worldwide since January 2002. Mr. Seaver was previously Chief Executive Officer, AGCO Finance for the Company from June 1999 to January 2002. Mr. Seaver was Senior Vice President, Worldwide Sales from September 1998 to May 1999; Executive Vice President, Sales and Marketing from February 1997 to September 1998; President, Corporate Sales and Marketing from August 1996 to February 1997; Executive Vice President, Sales and Marketing from January 1996 to August 1996; Senior Vice President, Sales and Marketing, Americas from February 1995 to January 1996; and Vice President, Sales, Americas from May 1993 to February 1995.

         Brian C. Truex has been Senior Vice President - Manufacturing Technologies and Quality since June 2001. Mr. Truex previously was with The Stanley Works, where he served as Director of Operations, Stanley Mechanics Tools, from 2000 to 2001. From 1994 - 2000, he was employed by Halliburton Company, where he served in various manufacturing positions including Director, Manufacturing Excellence Group.

         Adri Verhagen has been Senior Vice President - Special Projects since January 2002. He previously served as Senior Vice President of Sales and Marketing, Europe/Africa/Middle East and East Asia/Pacific from June 1999 to January 2002. Mr. Verhagen was Vice President of Sales, Europe/Africa/Middle East from September 1998 to May 1999, Director/General Manager, East Asia/Pacific from October 1995 to September 1998 and Managing Director, Massey Ferguson of Australia Ltd. from July 1979 to October 1995.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At March 15, 2002, the Company had loans outstanding to executive officers for the purpose of exercising stock options bearing interest at 6% as follows: Robert J. Ratliff -- $90,000, Norman L. Boyd -- $153,325, and James M. Seaver -- $60,000. In addition, the Company had loans to Mr. Ratliff in the amount of $4,000,000 and Mr. Seaver in the amount of $660,000 for the purpose of funding life insurance policies. The Company maintains a collateral assignment on the policies. The loans bear no interest and the Company has agreed to reimburse Mr. Ratliff and Mr. Seaver for their annual tax liability associated with the loans.

         The Company has an agreement to source certain engines for use in the Company's Brazilian production from Iochpe-Maxion, S.A. Dr. Sauer, a director the Company, is also a director of Iochpe-Maxion S.A.

         During 2001, the Company had net sales of $87.0 million to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed.

                          ANNUAL REPORT TO STOCKHOLDERS

         The Company's Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2001 fiscal year, including financial statements and schedules thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 15, 2002.

                           ANNUAL REPORT ON FORM 10-K

         The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2001 fiscal year, including the financial statements and schedules thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 15, 2002. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of Arthur Andersen LLP, the Company's independent public accountants for 2001, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.

         The Company has not yet selected independent public accountants to perform the audit of the 2002 financial statements. The Board of Directors is expected to approve the auditors for 2002 based on a recommendation of the Audit Committee.

                             STOCKHOLDERS' PROPOSALS

         Any stockholder of the Company who wishes to present a proposal at the 2003 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention:
Corporate Secretary, no later than December 2, 2002; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2002 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

         Any stockholder of the Company who wishes to present a proposal at the 2003 annual meeting of stockholders of the Company, but not have such proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 14, 2003, and in accordance with the advance notice provisions of the Company's Bylaws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company's Bylaws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company's Bylaws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

                                                                      APPENDIX A
                                                            AMENDED AND RESTATED
                                                    CERTIFICATE OF INCORPORATION

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                AGCO CORPORATION

                 (reflecting amendments through April 25, 2002)

         AGCO Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name under which the corporation was originally incorporated was AGCO Holding Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 22, 1991.

         2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

         3. The Certificate of Incorporation of the Corporation, as amended or supplemented heretofore, is hereby amended and restated by this Amended and Restated Certificate of Incorporation to read in full as follows:

                  FIRST:   The name of the corporation is AGCO Corporation.

                  SECOND: The address of the corporation's registered office in the state of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent thereat is The Corporation Trust Company.

                  THIRD:   The purpose of the corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: The total number of shares of all classes of stock which the corporation is authorized to issue is 151,000,000, of which 1,000,000 shares, having a par value of $.01 per share, will be Preferred Stock and 150,000,000 shares, having a par value of $.01 per share will be Common Stock.

         The designations and the powers, preferences and rights and the qualifications, limitations or restrictions in respect of the shares of each class of stock will be as follows:

         (a)      Voting Rights.

         The holders of the Common Stock shall have the exclusive voting power for all purposes and the holders of the Preferred Stock shall have no voting rights or voice whatsoever in the affairs or management of the corporation or the right to notice of any meeting of stockholders, except (i) as set forth in Annex A hereto with respect to the corporation's Junior Cumulative Preferred Stock, (ii) as may be set forth in the resolution or resolutions of the Board of Directors which may be hereafter adopted pursuant to Section 4(b) below, or
(iii) as specifically required by law.

         On all matters to be voted or acted upon by the stockholders, each holder of the Common Stock will be entitled to one vote for each share of such stock held of record in the holder's name on the books of the corporation at the time determined according to law, and each holder of Preferred Stock will be entitled to such vote, if any, as may be specified by the Board of Directors pursuant to Section 4(b) below

         (b)      Terms of Preferred Stock.

         Except as otherwise provided herein or by law, the Board of Directors of the corporation is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at any such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such time, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

         (c) Junior Cumulative Preferred Stock. The corporation's certificate of incorporation shall include the provisions set forth in Annex A, which provisions contain the terms of the corporation's Junior Cumulative Preferred Stock, which provisions were filed with the Secretary of State on May 3, 1994, in a Certificate of Designations.

                  FIFTH:   The number of directors of the corporation shall be
such as from time to time may be fixed by, or in the manner provided in, the By-laws, but in no case shall the number be less than the minimum number authorized by the laws of Delaware. Directors need not be stockholders. The elections of directors need not be by ballot.

                  SIXTH:   A director of the corporation shall not be personally
liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then, in addition to the limitation on personal liability provided herein, the liability of a director of the corporation shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or the corporation existing at the time of such repeal or modification.

                  SEVENTH: The Board of Directors shall have the power to make, alter and amend the By-laws, subject only to such limitations, if any, as the By-laws of the corporation may from time to time impose.

                  EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or any amendment hereto in the manner now or hereafter prescribed by law, and all rights conferred on the stockholders hereunder are granted subject to this reservation.

         4. This Amended and Restated Certificate of Incorporation was duly executed, acknowledged, and filed in accordance with Section 103 of the Delaware General Corporation Law.

         5. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this _________ day of __________, 2002.


                                        AGCO Corporation



                                             By:
                                                 -------------------------------
                                             Its:
                                                 -------------------------------


ATTEST:



-----------------------------------
By:
    -------------------------------
Its:
    -------------------------------

                                     ANNEX A

              JUNIOR CUMULATIVE PREFERRED STOCK OF AGCO CORPORATION

         There is hereby established a series of the authorized preferred stock of the Corporation having a par value of $.0l per share, which series shall be designated as "Junior Cumulative Preferred Stock," shall consist of three hundred thousand (300,000) shares and shall have the following designations, preferences, limitations and relative rights, which sometimes are referred to herein as this "resolution":

                  1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified:

                  (a) "Board of Directors" shall mean the Board of Directors of the Corporation and, to the extent permitted by law, any committee of the Board of Directors authorized to exercise the powers of the Board of Directors.

                  (b) "Common Stock" shall mean the common stock, par value one one-hundredth of one dollar ($.0l) per share, of the Corporation, which term shall include, where appropriate, in the case of a reclassification, recapitalization or other changes in such Common Stock, or in the case of a consolidation or merger of this Corporation with or into another corporation, such consideration to which a holder of a share of Common Stock would have been entitled upon the occurrence of such event.

                  (c) "Junior Preferred Stock" shall mean the three hundred thousand (300,000) shares of Junior Cumulative Preferred Stock, par value $.0l per share, of the corporation.

                  (d) "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends unless all dividends required to have been paid or declared and set apart for payment on the Junior Preferred Stock and any Parity stock shall have been so paid or declared and set apart for payment and, for purposes of Paragraph 3 below, shall mean any class or series of stock of the Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Junior Preferred Stock and any Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  (e) "Parity Stock" shall mean any class or series of stock of the Corporation entitled to receive payment of dividends on a parity with the Junior Preferred Stock or entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the corporation on a parity with the Junior Preferred Stock.

                  (f)      "Rights Declaration Date" shall mean April 27, 1994.

                  (g) "Semiannual Dividend Payment Date" shall mean the first day of March and September in each year.

                  (h) "Senior Stock" shall mean any class or series of stock of the Corporation ranking senior to the Junior Preferred Stock and to any Parity Stock in respect of the right to receive dividends or in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

                  2. Dividend and Distributions. (A) Subject to the prior preferences and other rights of any Senior Stock, the holders of shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, semiannual dividends payable in cash at the rate hereinafter fixed in this Paragraph 2 on each Semiannual Dividend Payment Date, commencing on the first Semiannual Dividend Payment Date after the first issuance of any shares or fractions of a share of Junior Preferred Stock. Semiannual dividends on the Junior Preferred Stock shall be payable to holders of record of the Junior Preferred Stock on the respective date not exceeding 50 days preceding such Semiannual Dividend Payment Date as shall be fixed for this purpose by the Board of Directors, in an amount per share (rounded to the nearest cent) equal to the greater of (i) five one-hundredths of one dollar ($.05) or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding semiannual Dividend Payment Date, or, with respect to the first semiannual Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock,
         (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) No dividend or other distribution may be declared or paid on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock) unless, coincidentally with the declaration of such dividend or such other distribution, the dividend payable on the Junior Preferred Stock pursuant to clause (ii) of subparagraph (A) above is declared and the consideration sufficient for the payment thereof set apart from funds legally available therefor so as to be available then and on the next Semiannual Dividend Payment Date for the payment in full thereof and for no other purpose. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Semiannual Dividend Payment Date and the next subsequent Semiannual Dividend Payment Date, a dividend of five one-hundredths of one dollar ($.05) per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Semiannual Dividend Payment Date.

                  (C) Dividends on each outstanding share of Junior Preferred Stock shall begin to accrue and be cumulative from the Semiannual Dividend Payment Date next following the respective date of issuance of such share unless the date of such issuance is a Semiannual Dividend Payment Date, in which case dividends shall accrue and be cumulative from the date of issuance.

                  (D) The holders of shares of the Junior Preferred Stock shall not be entitled to receive any dividends thereon other than the cash dividends specified in this Paragraph 2. Unpaid dividends shall be cumulative and shall accrue, whether or not declared by the Board of Directors, until the date such dividends are paid. Accrued but unpaid dividends on the Junior Preferred stock shall not bear interest. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Semiannual Dividend Payment Date, to holders of record of the Junior Preferred Stock on such date, not more than fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors.

                  (E) So long as any shares of Junior Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend in cash or property of any sort, nor shall the Corporation make any distribution on any Junior Stock, or set aside any assets for any such purposes, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the corporation or any of its subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless and until all dividends to which the holders of the Junior Preferred Stock and any Parity Stock have been entitled for all current and all previous dividend periods have been paid or declared and the consideration sufficient for the payment thereof set apart so as to be available for the payment thereof and for no other purpose; provided, however, that nothing contained in this subparagraph (E) shall prevent the payment of dividends solely in Junior Stock or the repurchase, redemption or other acquisition solely through the issuance of Junior Stock.

                  3. Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which a Senior Stock is entitled, in the event of any liquid on, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Junior Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders the sum of two hundred dollars ($200) per share, together with the amount of all cumulative dividends accrued and unpaid thereon to and including the date of such liquidation, dissolution or winding up, before any payment or distribution shall be made to the holders of any Junior Stock of the Corporation, which payment shall be made paripassu to any such payment made to the holders, if any, of any Parity Stock. The holders of the Junior Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the liquidation price described above. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Junior Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Junior Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Junior Preferred Stock and such Parity Stock would otherwise respectively be entitled. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations nor the sale, transfer, or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3.

                  4. Voting Rights. (A) Except as otherwise expressly provided in this Paragraph 4 or as otherwise required by law, the holders of shares of Junior Preferred Stock shall vote together with the holders of the Common Stock (and the holders of any other class or series of the Corporation's stock entitled to vote with the holders of the Common Stock) as a single class for the election of directors and on all other matters coming before any meeting of the shareholders of the Corporation or otherwise to be acted upon by the shareholders of the Corporation, subject to any voting rights granted or which may be granted to holders of any other class or series of the preferred stock of the Corporation. Each share of Junior Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

                  (B) In addition to the voting rights set forth above, if and when dividends payable on the Junior Preferred Stock shall be in arrears in an amount equivalent to or exceeding three (3) full semiannual dividends thereon, whether or not consecutive, the holders of shares of the Junior Preferred Stock, voting separately as a class, shall be entitled to elect two directors to the Board of Directors. Directors so elected shall thereupon become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number. During such times that the holders of the Junior Preferred Stock, voting as a class, shall be entitled to elect such additional directors as provided herein, the holders of the Junior Preferred Stock shall not be entitled to participate in the election of any other directors with the holders of shares of the Common Stock or any other class or classes of stock who are entitled to vote for the election of directors.

                  Such right of the holders of shares of the Junior Preferred Stock who are entitled to vote in such manner to elect such additional directors may be exercised until all dividends in default on the Junior Preferred Stock shall have been paid or declared and the consideration sufficient for the payment in full thereof set apart so as to be available for the payment thereof and for no other purpose; when said dividends shall have been so paid or declared and set apart such right to elect two directors shall terminate, subject to the vesting of such voting rights in the event of any such future default or defaults in the payment of dividends. Whenever the holders of shares of the Junior Preferred Stock who are entitled to vote in such manner shall be divested of such voting rights by reason of the payment or the declaration and setting apart of consideration sufficient for the payment in full of the dividends then in default, the terms of office of the directors elected as such by the holders of shares of the Junior Preferred Stock shall forthwith terminate and the number of the directors of the corporation shall be reduced correspondingly.

                  At any time after such voting rights shall so have vested in the holders of shares of the Junior Preferred Stock who are entitled to vote in such manner, the Secretary of the Corporation may, and upon the written request of the holders of record of not less than seventy-five percent (75%) of the outstanding shares of Junior Preferred Stock, addressed to him at the principal office of the Corporation, shall, call a special meeting of the holders of shares of the Junior Preferred Stock who are entitled to vote in such manner for the election of the directors to be elected by them, such meeting to be held within ten
         (10) days after the earlier of such call or the delivery of such request and at the place and upon the notice provided by the By-laws of the Corporation for the holding of meetings of shareholders, except that the Secretary of the Corporation shall not be required to call such a special meeting if the request for such call is received less than forty-five (45) days prior to the date fixed for the next annual meeting of shareholders.

                  5. Consolidation, Merger, Etc. In case the Corporation shall enter into an consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred (100) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount (as such amount may have been previously adjusted by reason of the prior occurrence(s) of any such events) by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  6. Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by amendment of the Certificate of Incorporation adopted by resolution of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  7. Preemptive Rights. The holders of shares of the Junior Preferred Stock shall not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation.

                  8. No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

                  9. Amendment. Without the consent of the holders of at least seventy-five percent (75%) of the shares of Junior Preferred Stock at the time outstanding, either in writing or by vote at a meeting called for that purpose at which the holders of the Junior Preferred Stock shall vote as a class, neither the Certificate of Incorporation nor any resolution of the Board of Directors establishing and designating a series of preferred stock and determining the relative rights and preferences thereof shall be changed so as to alter in an adverse manner the designations, preferences, limitations and rights of holders of the Junior Preferred Stock.

                  10. Fractional Shares. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock.

                  11. Exclusion of other Rights. Except as may otherwise be required by law, the shares of Junior Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in the Certificate of Incorporation.

                  12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  13. Severability of Provisions. If any right, preference or limitation of the Junior Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Paragraph (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

PROXY                          AGCO CORPORATION

                            4205 RIVER GREEN PARKWAY
                             DULUTH, GEORGIA 30096

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 25, 2002

    The undersigned hereby appoints Donald R. Millard and Stephen D. Lupton and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 15, 2002 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 25, 2002, and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES.

1. ELECTION OF DIRECTORS

[ ]         FOR all nominees listed below (except as                       [ ]         WITHHOLD AUTHORITY to vote for all
            marked to the contrary)                                                    nominees listed below

         Nominees: Wolfgang Deml, Anthony D. Loehnis and David E. Momot

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.

--------------------------------------------------------------------------------

2. Approve the Amended and Restated Certificate of Incorporation of AGCO Corporation.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

                                                              ---------------------------------------
                                                              Signature

                                                              ---------------------------------------
                                                              Signature, if held jointly

                                                              Dated:                               , 2002
                                                                      --------------------------
                                                              NOTE: PLEASE SIGN ABOVE EXACTLY AS NAME
                                                              APPEARS ON STOCK CERTIFICATE. IF STOCK IS
                                                              HELD IN THE NAME OF TWO OR MORE PERSONS, ALL
                                                              MUST SIGN. WHEN SIGNING AS ATTORNEY,
                                                              EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                                              GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF
                                                              A CORPORATION, PLEASE SIGN IN FULL CORPORATE
                                                              NAME BY PRESIDENT OR OTHER AUTHORIZED
                                                              OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN
                                                              PARTNERSHIP NAME BY AUTHORIZED PERSON.